EXHIBIT 10.1

3RD AMENDMENT TO
MASTER AGREEMENT

January 11, 2008

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, FL 33401-6233
Attention: General Counsel

NBC Universal, Inc.
NBC Palm Beach Investment I, Inc.
NBC Palm Beach Investment II, Inc.
30 Rockefeller Plaza
New York, NY 10112
Attention: General Counsel

Ladies and Gentlemen:

Reference is hereby made to the Master Transaction Agreement, dated as of May 3, 2007, by and among ION Media Networks, Inc., a Delaware corporation (the “Company”), NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II” and, together with NBCU and NBC Palm Beach I, the “NBCU Entities”), and CIG Media LLC, a Delaware limited liability company (“CIG Media”), as amended by the Amendment to the Master Agreement dated June 8, 2007 and the 2nd Amendment to the Master Agreement dated August 21, 2007 (together, the “Master Agreement”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Agreement.

The parties to the Master Agreement wish to amend the Master Agreement as set forth in this letter (this “Amendment”). Pursuant to Section 12.05 of the Master Agreement, the Company, the NBCU Entities and CIG Media hereby amend the Master Agreement as follows:

1. Section 10.01(b) of the Master Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

The Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the Call Closing for the purpose of considering and taking action on the Restated Certificate of Incorporation necessary to effect the Reverse Stock Split (the “Stockholders’ Meeting”). The Company shall (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to CIG, the declaration of the Board that the Restated Certificate of Incorporation is advisable and (B) use its best efforts to obtain approval of the Restated Certificate of Incorporation; provided, however, that such declaration may be withdrawn or modified by the Board without the prior written consent of CIG and the NBCU Entities to the extent that the Board determines in the good faith exercise of its reasonable business judgment, after receiving the advice of outside counsel, that such declaration would no longer be consistent with its fiduciary duties to the Company’s stockholders under applicable Law, in which event notwithstanding such withdrawal or modification of such declaration, the Company’s obligation to duly call, give notice of, convene and hold the Stockholders’ Meeting pursuant to this Section 10.01(b) shall not be affected. At the Stockholders’ Meeting, CIG shall vote (or cause to be voted) all shares of Voting Stock that it or its subsidiaries has the power to vote on the record date for the Stockholders’ Meeting, in favor of the Restated Certificate of Incorporation necessary to effect the Reverse Stock Split. Notwithstanding the foregoing, if CIG shall sign a consent in writing approving the matters set forth in the first sentence of this Section 10.01(b), and duly deliver such written consent to the Company in the manner provided in the Certificate of Incorporation of the Company following the Call Closing, the Company shall no longer be obligated to duly call, give notice of, convene or hold the Stockholders’ Meeting.

2. Section 10.13 of the Master Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

SECTION 10.13 Exchange of Series A-2 Preferred Stock Following the Call Closing. At any time on or prior to the second anniversary of the Call Closing, CIG shall have the right to surrender and deliver to the Company one or more certificates representing the Series A-2 Preferred Stock that CIG received pursuant to Section 10.11 in exchange for Series C Convertible Preferred with an equal aggregate stated liquidation preference. CIG shall be required to surrender and deliver to the Company the certificates representing the Series A-2 Preferred Stock that CIG received pursuant to Section 10.11 in exchange for Series C Convertible Preferred with an equal aggregate stated liquidation preference immediately prior to a Mandatory Conversion Event (as such term is defined in the Series C Convertible Preferred Certificate of Designation) which occurs on or prior to the second anniversary of the Call Closing. Immediately following receipt of the certificate or certificates representing the Series A-2 Preferred Stock surrendered by CIG, the Company shall cancel such certificate or certificates and issue to CIG one or more certificates representing Series C Convertible Preferred with an equal aggregate stated liquidation preference.

3. The definition of “Series C Convertible Preferred Certificate of Designation” in Section 1.01 of the Master Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

"Series C Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series C Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware promptly following the Call Closing which shall have become effective and shall be in full force and effect upon filing with the Secretary of State of the State of Delaware, in the form of Exhibit J-1 attached hereto.

4. This Amendment shall be governed by the laws of the State of New York. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Amendment may only be modified, amended or supplemented by written instrument duly executed by the parties hereto.

Except as otherwise set forth in this Amendment, the Master Agreement shall remain in full force and effect.

[Signatures on Next Page]

Please acknowledge your agreement to and acceptance of the terms of this 3rd Amendment by countersigning and returning the enclosed copy of this letter.

Very truly yours,

CIG MEDIA LLC
By: By:	Citadel Limited Partnership, its Manager Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Matthew Hinerfeld

Name: Matthew Hinderfeld Title: Authorized Signatory

Agreed to and accepted as of January 11, 2008:

ION MEDIA NETWORKS, INC.

By:	/s/ Brandon Burgess

Name: R. Brandon Burgess Title: Chief Executive Officer

NBC UNIVERSAL, INC.

By:	/s/ W. Scott Seeley

Name: W. Scott Seeley Title: Sr. VP Corp: Transaction Law

NBC PALM BEACH INVESTMENT I, INC.

By:	/s/ W. Scott Seeley

Name: W. Scott Seeley Title: Authorized Signatory

NBC PALM BEACH INVESTMENT II, INC.

By:	/s/ W. Scott Seeley

Name: W. Scott Seeley Title: Authorized Signatory